Exhibit 99.1

NEWS RELEASE

Enbridge Appoints New Director to its Board

CALGARY, Alberta, December 3, 2024 – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is pleased to announce that its Board of Directors has appointed Douglas L. Foshee as a director of Enbridge, effective January 1, 2025.

Mr. Foshee has more than 40 years of energy industry experience, including as Chair, President and CEO of El Paso Corporation from 2003 to 2012, as CFO and then COO of Halliburton Company from 2001 to 2003, and as Chair, President and CEO of Nuevo Energy from 1996-2001.

“On behalf of the Board of Directors of Enbridge, we are very pleased to welcome Doug to the Enbridge Board. He has extensive energy industry and business experience and will be an excellent addition to our Board” stated Pamela Carter, the Chair of the Board of Directors of Enbridge.

About Enbridge Inc.

At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We’re investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We’re advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage. Headquartered in Calgary, Alberta, Enbridge’s common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

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